As filed with the Securities and Exchange Commission on February 7, 2002
                                                      Registration No. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------

                                    XOMA LTD.
             (Exact name of registrant as specified in its charter)

            Bermuda                                             52-2154066
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
               (Address, including ZIP code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                               ------------------

                          CHRISTOPHER J. MARGOLIN, ESQ.
                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
                     (Name, address, including ZIP code, and
                     telephone number, including area code,
                              of agent for service)
                               ------------------

                                    Copy to:
                           GEOFFREY E. LIEBMANN, ESQ.
                             CAHILL GORDON & REINDEL
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                               ------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

     Title of Each Class                                   Proposed             Proposed
        of Securities                 Amount               Maximum               Maximum             Amount of
            To Be                      To Be            Offering Price          Aggregate          Registration
          Registered                Registered           per Unit(1)        Offering Price(1)           Fee
----------------------------------------------------------------------------------------------------------------

Common Shares,
par value U.S.$.0005
per share...................     3,000,000(2)(3)1          $10.425             $31,275,000            $2,877

----------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c).

(2) Includes a like number of Preference Share Purchase Rights (the "Rights"). Since no separate consideration is paid for the Rights, the registration fee is included in the fee for the Common Shares.

(3) Pursuant to Rule 416 under the Securities Act of 1933, any additional Common Shares issued as a result of stock splits, stock dividends or similar transactions are deemed to be registered herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.





------------------------------------------------------------------------------------------------------------------
Prospectus                                                                        Subject to Completion,
                                                                                  dated February 7, 2002
                                    XOMA Ltd.
                             3,000,000 Common Shares
------------------------------------------------------------------------------------------------------------------

o    All  of  the   common   shares   offered  by  this     o     Our common  shares are listed on the Nasdaq
     prospectus  are  being  offered  by  Millennium              National  Market  under  the  symbol  "XOMA."
     Pharmaceuticals,  Inc. through its wholly-owned              The last  reported  sale price for the common
     subsidiary,  mHoldings Trust,  which is a party              shares on  February  6,  2002 was  U.S.$10.67
     to an investment  agreement  with XOMA and will              per share.
     become  one  of  our   shareholders   upon  the
     purchase of common shares under the  investment
     agreement.   Millennium  and  mHoldings   Trust
     will  receive  all  of  the  proceeds  of  this
     offering;  however,  Millennium may sell common
     shares to third  parties at  prevailing  market
     prices and apply those proceeds to satisfy,  in
     whole or in part,  a $5.0  million  convertible
     subordinated  note  outstanding  from  XOMA  to
     Millennium,  in which case XOMA  would  receive
     the benefit of the sale of those common  shares
     through the cancellation of indebtedness.

-------------------------------------------------------------------------------------------------------------------

     This investment involves a high degree of risk. Consider carefully the risk factors beginning on page 3 of this prospectus before you invest.

     Millennium Pharmaceuticals, Inc. and its wholly-owned subsidiary, mHoldings Trust, are considered underwriters with respect to all of the common shares they purchase under the investment agreement with XOMA and offered for sale under this prospectus.

                              --------------------

     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                     The date of this prospectus is , 2002.

                                TABLE OF CONTENTS

                                               Page                                                       Page

Risk Factors......................................3      Selling Shareholders.............................17
Incorporation of Information We File With                Description of Share Capital.....................19
  the SEC .......................................13      Plan of Distribution.............................22
Special Note Regarding Forward-Looking                   Legal Opinion....................................23
  Statements ....................................14      Experts..........................................23
XOMA.............................................15      Where You Can Get More Information...............24
Price Range of Common Shares and Dividend
  Information ...................................16


                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common shares. You should also consider carefully the other information contained, or incorporated by reference, in this prospectus. The risks and uncertainties described below and elsewhere are not the only ones facing our company and our shareholders. Additional risks and uncertainties may also adversely impair our business. The actual results of our business could differ materially from those described as a result of these risk factors. In such case, the trading price of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares.

Risks Relating To Our Business

None Of Our Pharmaceutical Products Have Received Regulatory Approval; If Our Products Do Not Receive Regulatory Approval, Neither We Nor Our Third Party Collaborators Will Be Able To Manufacture And Market Them

     Even our most developed pharmaceutical product has yet to complete final clinical testing. We will be unable to manufacture and market our products without required regulatory approvals in the United States and other countries. The United States government and governments of other countries extensively regulate many aspects of our products, including:

     o    testing

     o    manufacturing

     o    promotion and marketing and

     o    exporting.

     In the United States, the Food and Drug Administration regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, we believe that our products will be regulated by the FDA as biologics. State regulations may also affect our proposed products.

     In September 1996, we and Genentech, Inc. announced that an investigational new drug application had been filed with the FDA for clinical testing of Xanelim(TM) (Efalizumab) in patients with moderate to severe psoriasis. We completed a Phase II efficacy study in Canada in psoriasis patients in late 1998, subsequently received a $2 million milestone payment from Genentech, and agreed with Genentech to continue collaborative development of the product in psoriasis through Phase III and to expand the program to include all indications for the product. In June and July 2001, we and Genentech announced preliminary positive results from the initial 12-week treatment periods of two Phase III pivotal trials of Xanelim(TM) in patients with moderate to severe plaque psoriasis. In October 2001, we and Genentech announced that an additional pharmacokinetics study, to be included in the potential biologics license application submission to the FDA, will delay the estimated filing date to summer 2002. We cannot assure you that this study will be successful or that this filing will be made on schedule. We have also initiated and completed enrollment in a Phase I/II study of Xanelim(TM) in kidney transplant recipients. We and Genentech are currently evaluating the results of this study and potential designs for follow-on studies. No assurance can be given that there will be follow-on studies or that any such studies will be sufficient for regulatory approval. In January 2002, we and Genentech announced plans to initiate testing of Xanelim(TM) in patients suffering from rheumatoid arthritis. No assurance can be given that any such testing will demonstrate product safety and efficacy in this patient population or result in regulatory approval.

     In December 1992, we submitted an investigational new drug application to the FDA to begin human testing of our NEUPREX(R) product, a genetically-engineered fragment of a human protein (BPI). We have licensed worldwide rights to all pharmaceutical compositions containing BPI (including NEUPREX(R)) for treatment of meningococcemia (a potentially deadly bacterial infection principally of children) and in substantially all future anti-bacterial and anti-endotoxin human clinical indications to Baxter Healthcare Corporation. In April 2000, members of the FDA and representatives of XOMA and Baxter discussed results from the Phase III trial that tested NEUPREX(R) in pediatric patients with severe meningococcemia, and senior representatives of the FDA indicated that the data presented were not sufficient to support the filing of an application for marketing approval at that time. We cannot confirm that we will be able to supply such additional data. If we conduct an additional trial, we cannot assure you that the results will be adequate for approval. In September 1999, we discontinued patient enrollment in our Phase III clinical trial testing NEUPREX(R) in trauma patients with severe blood loss because an independent data safety monitoring board told us that interim results from the trial did not support continuing the trial. We have conducted earlier stage clinical trials testing NEUPREX(R) as a treatment in three additional indications:

     o prevention of complications following partial hepatectomy (a type of major liver surgery)

     o treatment of severe infections within the abdomen in combination with antibiotics and

     o treatment of cystic fibrosis patients (whose genetic disorder predisposes them to recurring bacterial lung infections).

Baxter has initiated a Phase II study with NEUPREX(R) in Crohn's disease patients. We continue to evaluate with Baxter alternatives regarding additional indications. We cannot predict that results will support product approval or justify further development.

     We have also initiated and completed enrollment in a Phase I study in cancer patients of ING-1, a high-affinity antibody to an antigen expressed on epithelial cell cancers (breast, colorectal, prostate and others) that is designed to destroy cancer cells by recruiting the patient's own immune system. We have initiated a second Phase I study in this patient population and are currently planning to initiate a third. We can give no assurance that these studies will support moving on to Phase II testing of the product or that we will ultimately achieve regulatory approval.

     Our other potential products will also require significant additional development, including extensive preclinical and clinical testing.

     The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and we cannot predict at what point, or whether, the FDA will be satisfied with our submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval. As we accumulate additional clinical data, we will submit it to the FDA, which may have a material impact on the FDA product approval process.

     Given that regulatory review is an interactive and continuous process, we maintain a policy of limiting announcements and comments upon the specific details of the ongoing regulatory review of our products, subject to our obligations under the securities laws, until definitive action is taken.

Because All Of Our Products Are Still In Development, We Will Require Substantial Funds To Continue; We Cannot Be Certain That Funds Will Be Available And, If Not Available, We May Have To Take Actions Which Could Adversely Affect Your Rights

     If adequate funds are not available, we may have to dilute or otherwise adversely affect the rights of existing shareholders, curtail or cease operations or, in extreme circumstances, file for bankruptcy protection. We have spent, and we expect to continue to spend, substantial funds in connection with:

     o research and development relating to our products and production technologies

     o    scale-up of our production capabilities

     o    extensive human clinical trials and

     o    protection of our intellectual property.

Based on current spending levels and third party funding, we believe that we have enough cash (including interest income) to meet our currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects through approximately the middle of 2004. However, to the extent we experience changes in the timing or size of expenditures or unanticipated expenditures, or if our collaborators do not meet their obligations to us, these funds may not prove adequate for this period. We continue to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen our competitive position and provide additional funding. Accordingly, we cannot assure you that:

     o    operations will generate meaningful funds

     o    additional agreements for product development funding can be reached

     o    strategic alliances can be negotiated or

     o adequate additional financing will be available for us to finance our own development on acceptable terms, if at all.

Cash balances and operating cash flow are influenced primarily by the timing and level of payments by our licensees and development partners, as well as by our operating costs.

Because All Of Our Products Are Still In Development, We Have Sustained Losses In The Past And We Expect To Sustain Losses In The Future

     We have experienced significant losses and, as of September 30, 2001, we had an accumulated deficit of approximately U.S.$501.0 million.

     For the year ended December 31, 2000 and the nine months ended September 30, 2001, we had net losses of approximately U.S.$29.4 million, or U.S.$0.45 per common share (basic and diluted), and U.S.$21.0 million, or U.S.$0.31 per common share (basic and diluted), respectively. We expect to incur additional losses in the future. Our ability to make profits is dependent in large part on obtaining regulatory approval for our products and entering into agreements for product development and commercialization, both of which are uncertain. Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds. We cannot assure you that we will ever make a profit or that cash flow from future operations will be sufficient to meet our needs.

If Third Party Collaborators Do Not Successfully Develop and Market Our Products, We May Not Be Able To Do So On Our Own

     Our financial resources and our marketing experience and expertise are limited. Consequently, we depend to a large extent upon securing the financial resources and marketing capabilities of third parties with whom we collaborate. In April 1996, XOMA and Genentech entered into an agreement whereby XOMA agreed to co-develop Genentech's humanized monoclonal antibody product Xanelim(TM). In April 1999, the companies extended and expanded the agreement. In January 2000, we licensed the worldwide rights to all pharmaceutical compositions containing BPI (including NEUPREX(R)) for treatment of meningococcemia and substantially all future anti-bacterial and anti-endotoxin human clinical indications to Baxter. In January 2001, we entered into a strategic process development and manufacturing alliance with Onyx Pharmaceuticals, Inc. pursuant to which we are scaling up production to commercial volume and will manufacture Onyx's CI-1042 cancer product. In November 2001, we entered into a collaboration with Millennium Pharmaceuticals, Inc. to develop two of Millennium's biotherapeutic agents for certain vascular inflammation indications. We cannot assure you that Genentech, Baxter, Onyx or Millennium will successfully develop or market any products.

     Even when we have a collaboration relationship, we cannot assure you that it will result in successful development of marketable products. For example, in June 1999, we licensed certain genetically-engineered fragments of BPI to Allergan Inc. to use in combination with other anti-infectives in products to treat bacterial ophthalmic infections. In May 2000, following successful product testing at Allergan, we expanded the collaboration to include "stand-alone" formulations of BPI and to cover eye infections caused by any microbes. In November 2000, Allergan advised us that for internal economic reasons they planned to discontinue development of BPI-derived ophthalmic anti-infective products. We cannot assure you that we will succeed in finding another licensee for these products or that any such licensee will be successful in developing and marketing the products.

     As of the date of this prospectus, we have not entered into any other license agreements regarding our other products currently in development. Although we continue to evaluate additional strategic alliances and potential partnerships, we cannot predict whether or when any such alliances or partnerships will be entered into.

If Any Of Our Products Receives Regulatory Approval, We May Not Be Able To Increase Existing Or Acquire New Manufacturing Capacity Sufficient To Meet Market Demand

     We have never commercially introduced any pharmaceutical products. We cannot assure you that the capacity of our existing manufacturing facilities can be increased to produce sufficient quantities of our products to meet market demand. Also, if we need additional manufacturing facilities to meet market demand, we cannot assure you that we will successfully obtain those facilities.

If Our Patent Protection For Our Principal Products and Processes Is Not Enforceable, We Will Not Realize Our Profit Potential

     Because of the length of time and the expense associated with bringing new products to the marketplace, we hold and are in the process of applying for a number of patents in the United States and abroad to protect our products and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others. However, the patent position of biotechnology companies generally is highly uncertain, and no consistent policy regarding the breadth of allowed claims has emerged from the actions of the U.S. Patent and Trademark Office with respect to biotechnology patents. Legal considerations surrounding the validity of biotechnology patents continue to be in transition, and we cannot assure you that historical legal standards surrounding questions of validity will continue to be applied or that current defenses as to issued biotechnology patents will in fact be considered substantial in the future. Accordingly, we cannot assure you as to:

     o the degree and range of protection any patents will afford against competitors with similar technologies

     o    if and when patents will issue

     o whether or not others will obtain patents claiming aspects similar to those covered by our patent applications or

     o the extent to which we will be successful in avoiding infringement of any patents granted to others.

     The Patent Office has issued and/or allowed 60 patents to us related to our BPI-based products, including novel compositions, their manufacture, formulation, assay and use. In addition, we are the exclusive licensee of BPI-related patents and applications owned by New York University and Incyte Pharmaceuticals Inc. The Patent Office has also issued and/or allowed nine patents to us related to our bacterial expression technology.

     If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology or we may become involved in litigation to determine the proprietary rights of others. We cannot assure you that these licenses, if required, will be available on acceptable terms or that such litigation will not be costly or will not have other adverse effects on our business.

     We may be required to engage in litigation or other proceedings to protect our intellectual property. We are currently engaged in litigation with Biosite Incorporated regarding certain license agreements and patents relating to our expression technology. Our amended complaint seeks monetary damages, injunctive and other relief for infringement of our expression technology patents, fraud and misrepresentation, breach of contract, misappropriation and unfair business practices. Biosite has made counterclaims for breach of contract, breach of covenant of good faith and fair dealing, intentional interference with contracts and with prospective economic advantage, unfair business practices, violation of the Lanham Act and injunctive and declaratory relief. We cannot assure you that proceedings of this type will not be costly or will not have other adverse effects on our business.

     Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information. Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements. We cannot assure you that these confidentiality agreements will be honored or are enforceable. To the extent proprietary information is divulged to competitors or to the public generally, such disclosure may have a material adverse effect on our ability to develop or commercialize our products.

Other Companies May Render Some Or All Of Our Products Noncompetitive Or
Obsolete

     We cannot assure you that developments by others will not render our products or technologies obsolete or uncompetitive. Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing. Competition in the areas of genetically-engineered DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

     o    significantly greater financial resources

     o    larger research and development and marketing staffs

     o    larger production facilities

     o entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities or

     o    extensive experience in preclinical testing and human clinical trials.

     These factors may enable others to develop products and processes competitive with or superior to our own. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.

     It is possible that one or more other companies may be developing one or more products based on BPI, and we cannot assure you that these product(s) will not prove to be more effective than NEUPREX(R).

     Without limiting the foregoing, we are aware that Biogen Inc. has filed in both the U.S. and Europe for approval of its Amevive(R) product in chronic plaque psoriasis, Centocor Inc., a unit of Johnson & Johnson, is testing its rheumatoid arthritis and Crohn's disease drug in psoriasis, Immunex Corp. (which is in the process of being acquired by Amgen Inc.) is testing its rheumatoid arthritis drug in psoriasis, MedImmune is testing its anti-T cell monoclonal antibody in psoriasis and other companies are developing monoclonal antibody or other products for treatment of inflammatory skin disorders. In particular, Biogen has announced that Amevive(R) achieved positive results in two Phase III clinical trials in patients with moderate to severe plaque psoriasis and that the FDA and the EMEA have officially accepted Biogen's filings for approval of Amevive(R) in psoriasis.

We Have Been Sued In Class Action And Related Lawsuits

     Three class action complaints alleging the same violations by us of the federal securities laws were filed against us in late 2001 and are currently pending. The class action lawsuits, which also name Genentech as a defendant, allege that material misrepresentations and omissions were made concerning the anticipated timetable for the filing of a biologics license application with the FDA in connection with our development of Xanelim(TM). The complaints in the class action lawsuits seek unspecified money damages, costs and expenses. The actions purport to have been brought on behalf of investors who purchased our common shares during the period from May 24, 2001 through October 4, 2001. A complaint with similar factual allegations was recently filed in the California Superior Court in San Diego County purporting to assert claims against us and Genentech under the California Unfair Competition Act.

     Although we feel that these suits are without merit and intend to vigorously defend them, we cannot assure you that these matters will not be determined in favor of the plaintiffs and result in consequences materially adverse to us. Even if we prevail in these matters, such litigation could result in substantial costs and divert management's attention and resources, which could result in a material adverse consequence to us.

If We Do Business Internationally, We Will Be Subject To Additional Political, Economic and Regulatory Uncertainties

     We cannot assure you that we will be able to successfully operate in any foreign market. We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States. Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our business. International operations may be limited or disrupted by:

     o    imposition of government controls

     o    export license requirements

     o    political or economic instability

     o    trade restrictions

     o    changes in tariffs

     o    restrictions on repatriating profits

     o    taxation and

     o    difficulties in staffing and managing international operations.

     Also, our business may be adversely affected by fluctuations in currency exchange rates.

Because We Are A Relatively Small Biopharmaceutical Company With Limited Resources, We May Not Be Able To Attract And Retain Qualified Personnel, And The Loss Of Key Personnel Could Delay Or Prevent Achieving Our Objectives

     Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel, particularly in areas requiring specific technical, scientific or medical expertise. There is intense competition for such personnel, and we cannot assure you that we will be able to attract or retain them. Our research, product development and business efforts would be adversely affected by the loss of one ore more of key members of our scientific or management staff.

Because We Engage In Human Testing, We Are Exposed To An Increased Risk Of Product Liability Claims, Which Would Have An Adverse Effect On Our Business

     The testing and marketing of medical products entails an inherent risk of allegations of product liability. We believe that we currently have adequate levels of insurance for our clinical trials; however, we cannot assure you that, in the event of one ore more large awards, such levels will provide adequate coverage. We will seek to obtain additional insurance, if needed, if and when our products are commercialized; however, we cannot assure you that adequate insurance coverage will be available or be available at acceptable costs or that a product liability claim would not materially adversely affect our business.

If You Were To Obtain A Judgment Against Us, It May Be Difficult To Enforce Against Us Because We Are A Foreign Entity

     We are a Bermuda company. All or a substantial portion of our assets may be located outside the United States. As a result, it may be difficult for investors to enforce in United States courts judgments obtained against us. We have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Christopher J. Margolin, c/o XOMA Ltd., 2910 Seventh Street, Berkeley, California 94710, our United States agent appointed for that purpose. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that there is doubt as to whether Bermuda courts would enforce judgments of United States courts obtained in (a) actions against XOMA or our directors and officers that are predicated upon the civil liability provisions of the Securities Act or (b) original actions brought in Bermuda against XOMA or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Bermuda courts as contrary to that nation's policy.

Risks Relating To This Offering

The Actual Or Anticipated Resale By Millennium Of Our Common Shares That It Purchases From Us Under The Investment Agreement Or Otherwise Owns Or Acquires May Have An Adverse Impact On The Market Price Of Our Common Shares

     The resale by Millennium through open market transactions or other means of the common shares that it purchases from us under the investment agreement, that we issue to Millennium upon conversion of the convertible note we have issued to them or that it otherwise owns or acquires may, depending upon the timing of the resales, depress the market price of our common shares. Moreover, as all the common shares we sell to Millennium or issue upon conversion will be available for immediate resale, the mere prospect of our sales to it could depress the market price of our common shares. In addition, actual or anticipated downward pressure on the market price of our common shares due to actual or anticipated resales of our common shares by Millennium could cause some institutions or individuals to engage in short sales of our common shares, which may itself cause the market price of our common shares to decline.

Our Issuance Of Common Shares To Millennium Will Reduce The Percentage Equity Ownership Of Our Existing Shareholders

     Under our investment agreement with Millennium, we may issue to Millennium up to $50.0 million worth of our common shares over the 30 months following the effective date of the investment agreement on several predetermined closing dates. The precise number of common shares that we will issue to Millennium over the term of the investment agreement will depend on the market price of our common shares during the period immediately preceding the applicable closing date. Each issuance of common shares to Millennium pursuant to the investment agreement will proportionately decrease our existing shareholders' percentage ownership of our total outstanding equity interests.

Our Shareholder Rights Agreement Or Bye-laws May Prevent Transactions That Could Be Beneficial To Our Shareholders

     Our shareholder rights agreement could make it considerably more difficult or costly for a person or group to acquire control of XOMA in a transaction that our board of directors opposes.

     Our bye-laws:

     o require certain procedures to be followed and time periods to be met for any shareholder to propose matters to be considered at annual meetings of shareholders, including nominating directors for election at those meetings;

     o authorize our board of directors to issue up to 1,000,000 preference shares without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine; and

     o contain provisions, similar to those contained in the Delaware General Corporation Law, that may make business combinations with interested shareholders more difficult.

     These provisions of our shareholders rights agreement and our bye-laws, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common shares, or could limit the ability of shareholders to approve transactions that they may deem to be in their best interests.

Because We Have No History Of Profitability And Because The Biotechnology Sector Has Been Characterized By Highly Volatile Stock Prices, Announcements We Make And General Market Conditions For Biotechnology Stocks Could Result In A Sudden Change In The Value Of Our Common Shares

     As a biopharmaceutical company, we have experienced significant volatility in our common shares. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common share price. From February 1, 2001 through February 1, 2002, our share price has ranged from a low of U.S.$5.313 to a high of U.S.$17.75. On February 6, 2002 the last reported sale price of the common shares as reported on the Nasdaq National Market was U.S.$10.67 per share. Factors contributing to such volatility include:

     o    results of preclinical studies and clinical trials,

     o    evidence of the safety or efficacy of our products,

     o    developments regarding regulatory filings,

     o    announcements of new collaborations,

     o    failure to enter into collaborations,

     o    developments in existing collaborations,

     o    our funding requirements and the terms of our financing arrangements,

     o announcements of technological innovations or new indications for our therapeutic products,

     o    government regulations,

     o    developments in patent or other proprietary rights,

     o    the number of shares outstanding,

     o    the number of shares trading on an average trading day,

     o announcements regarding other participants in the biotechnology and pharmaceutical industries, and

     o    market speculation regarding any of the foregoing.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The following documents filed by XOMA with the SEC pursuant to the Securities Exchange Act are "incorporated by reference" in this prospectus, which means we can disclose important information to you by referring you to these documents and they are considered to be a part of this prospectus:

          (1) annual report on Form 10-K for the fiscal year ended December 31, 2000 (file no. 000-26169);

          (2) quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 (file no. 000-26169), June 30, 2001 and September 30, 2001
     (file no. 0-14710);

          (3) current report on Form 8-K dated January 29, 2001 filed on January 30, 2001, as amended by an amendment on Form 8-K/A dated and filed on February 13, 2001 (file no. 000-26169);

          (4) current report on Form 8-K dated and filed on June 27, 2001 (file no. 000-26169);

          (5) current report on Form 8-K dated and filed on November 27, 2001, as amended by an amendment on Form 8-K/A dated and filed on December 13, 2001 (file no. 0-14710); and

          (6) the description of the common shares in the registration statement on Form 8-A dated and filed on May 21, 1999 under Section 12 of the Securities Exchange Act, including any amendment or report for the purpose of updating such description (registration no. 333-68045).

     All documents filed by XOMA with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before all of the common shares offered by this prospectus have been sold are deemed to be incorporated by reference in, and to be part of, this prospectus from the date any such document is filed.

     Any statements contained in a document incorporated by reference in this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus except as so modified or superseded.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus are forward-looking in nature, including those relating to the sufficiency of our cash position, the FDA regulatory process, timing and results of clinical trials and other aspects of product development, strategic collaborative relationships and other statements that are not historical facts. The words "believe," "plan," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. They apply only as of the date of this prospectus except that statements incorporated by reference from previously filed reports apply as of the date made. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or not within our control. Actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the biopharmaceutical industry. Others are more specific to our business. Many of the significant risks related to our business are described in this prospectus. These include, among others, risks associated with technology and product development, sufficiency and availability of funds, marketing risks, patent and intellectual property matters, regulatory and manufacturing issues and risks associated with competition from other companies. Many of these risks are discussed further in "Risk Factors." We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

                              --------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these common shares or our solicitation of your offer to buy the common shares in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should imply that the information contained in this prospectus or the affairs of XOMA have not changed since the date of this prospectus.

                                      XOMA

     We are a biopharmaceutical company that develops and manufactures antibody and other protein products to treat cancer, immunological and inflammatory disorders, and infectious diseases. Our current product development programs include:

     o Xanelim(TM)(Efalizumab) is a humanized monoclonal antibody product being developed in collaboration with Genentech. We and Genentech have announced initial positive results from the initial 12-week treatment periods of two Phase III pivotal trials of Xanelim(TM)in patients with moderate to severe plaque psoriasis. We and Genentech have also announced that an additional pharmacokinetics study, to be included in the potential biologics license application submission to the FDA, will delay the estimated filing date to summer 2002. We have also initiated and completed enrollment in a Phase I/II study of Xanelim(TM)in kidney transplant recipients. In January 2002, we and Genentech announced plans to initiate testing of Xanelim(TM)in patients suffering from rheumatoid arthritis.

     o ING-1 is a Human Engineered(TM) recombinant monoclonal antibody that binds with high affinity to an antigen expressed on epithelial cell cancers (breast, colorectal, prostate and others). The antibody destroys cancer cells by recruiting the patient's own immune system. We have initiated and completed enrollment in a Phase I clinical study in patients with advanced adenocarcinomas.

     o CAB-2 and MLN-01, two of Millennium's biotherapeutic agents, are being developed for certain vascular inflammation indications pursuant to a collaboration agreement with Millennium.

     o CI-1042 (also known as ONYX-015), developed by Onyx, is a therapeutic tumor-selective, modified adenovirus genetically engineered to destroy cancer cells. Under a strategic process development and manufacturing alliance with Onyx, we are scaling up production to commercial volume and will manufacture CI-1042. The product is currently in a Phase III clinical trial for head and neck cancer and in Phase I and II clinical trials for a number of additional cancer indications.

     o NEUPREX(R) (rBPI21) is a recombinant modified fragment of human bactericidal/permeability-increasing protein, called BPI. We completed a Phase III efficacy clinical trial in 1999 in severe pediatric meningococcemia, but the data from the trial were determined not to be sufficient to file for regulatory approval. Further development of this product is continuing under a license agreement with a division of Baxter, and a Phase II study testing NEUPREX(R) in Crohn's disease is in progress.

     o Genimune(TM) is a Human Engineered(TM) recombinant antibody fusion protein developed using our proprietary targeted gelonin technology. The product delivers a proprietary enzyme (rGelonin) specifically to CD5-positive cells. The CD5 antigen is expressed on mature T cells and some B cells, but not on stem cells or other tissues. The product may treat autoimmune diseases such as rheumatoid arthritis, as well as cancers such as T and B cell lymphomas and chronic lymphocytic leukemia.

     Based on current spending levels and third party funding, we believe that we have enough cash (including interest income) to meet our currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects through approximately the middle of 2004. We continue to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen our competitive position and provide additional funding. We cannot predict whether or when any such alliances, partnerships or arrangements will be consummated or whether additional funding will be available when required and on terms acceptable to us.

              PRICE RANGE OF COMMON SHARES AND DIVIDEND INFORMATION

     XOMA's common shares (such common shares and the common stock of our predecessor Delaware corporation are referred to in this prospectus as the common shares) trade on the Nasdaq National Market under the symbol "XOMA." The following table sets forth the quarterly range of high and low reported sale prices of the common shares on the Nasdaq Stock Market for the periods indicated (in United States dollars):

                                                     High             Low
                                                     ----             ---
2000:
             First Quarter                         $16.000           $2.750
             Second Quarter                         10.125            3.125
             Third Quarter                          14.750            4.000
             Fourth Quarter                         15.250            7.750

2001:
             First Quarter                         $13.875           $6.031
             Second Quarter                         17.750            5.313
             Third Quarter                          17.090            6.740
             Fourth Quarter                         10.500            6.400

2002:

             First Quarter (through February 6)    $11.500           $8.950

     On February 6, 2002 the last reported sale price of the common shares as reported on the Nasdaq National Market was U.S.$10.67 per share. As of February 5, 2002, there were approximately 3,199 record holders of XOMA's common shares.

     XOMA has not paid dividends on its common equity. XOMA currently does not intend to pay dividends and intends to retain any earnings for use in its business and the financing of its capital requirements for the foreseeable future. The payment of any future cash dividends on XOMA's common shares will necessarily be dependent upon the earnings and financial needs of XOMA, along with applicable legal and contractual restrictions.

                              SELLING SHAREHOLDERS

     The selling shareholders are Millennium Pharmaceuticals, Inc. and its wholly-owned subsidiary, mHoldings Trust, a Massachusetts business trust. On November 26, 2001, Millennium and XOMA announced an agreement in which they will collaborate to develop two of Millennium's biotherapeutic agents for certain vascular inflammation indications. As previously announced, under an investment agreement, Millennium has committed to purchase, at our option and subject to certain conditions under the investment agreement, up to $50.0 million worth of our common shares over the 30 months following the effective date of the investment agreement on several predetermined closing dates, through a combination of convertible debt and equity. Of the up to $50.0 million worth of our common shares, $5.0 million worth (and accrued interest) may be issued at our option upon conversion of a convertible subordinated note already issued to Millennium. At four subsequent closings, we may issue up to $7.5 million, $7.5 million, $15.0 million and $15.0 million worth of our common shares, respectively. At each closing, the precise number of shares to be purchased by Millennium will be determined using a formula based on the average of certain sale prices per common share as reported on the Nasdaq National Market for a specified period of time prior to the applicable closing date (subject to certain adjustments and limitations). The formula is intended to reflect the current market price per common share, without any discount or premium.

     The obligations of Millennium to purchase the common shares that we wish to sell at each closing will be subject to the delivery of customary closing documents, including legal opinions and certificates from our officers, and updated financial information.

     We have agreed to register the resale of the common shares that we may sell to Millennium from each tranche and the common shares that we may issue to Millennium upon conversion of the convertible debt. The registration statement of which this prospectus is a part is intended to satisfy these registration obligations. We will consummate the first direct sale of common shares to Millennium after the registration statement of which this prospectus is a part is declared effective.

     We are registering 3,000,000 common shares based in part on our good faith estimate of the maximum number of common shares we may issue to Millennium under the investment agreement and upon conversion of the convertible debt. If the price of our common shares increases, the number of common shares we are registering for issuance may be higher than the number of common shares we actually issue to Millennium under the investment agreement. In such case, the number of shares resold by Millennium under this prospectus would be less than the number of shares registered for resale. On the other hand, if the price of our common shares decreases and the number of common shares we actually issue to Millennium under the investment agreement is greater than the number of shares we are now registering, we may need to file a new registration statement with the Securities and Exchange Commission, which will need to become effective prior to our completing the sales contemplated by the investment agreement. The 3,000,000 common shares that we are registering consist of shares to be issued
(i) directly to Millennium by XOMA either for cash pursuant to the investment agreement between the parties or upon conversion at maturity of or upon an event of default under the $5.0 million convertible subordinated note of XOMA held by Millennium or (ii) directly from time to time for immediate sale by Millennium to third parties at prevailing market prices, the proceeds of which will be applied to satisfy, in whole or in part, such convertible note.

     As of February 6, 2002, the selling shareholders do not directly hold any of our common shares. Other than their obligation to purchase common shares at subsequent closing dates under the investment agreement (at our option) and upon conversion of the $5.0 million convertible note (at our option), the selling shareholders have no commitments or arrangements to purchase any of our common shares. Notwithstanding that the conversion by the selling shareholders of the $5.0 million convertible note is at our option, the selling shareholders may be deemed to be beneficial owners of the approximately 478,000 common shares issuable upon the conversion of the convertible note as if the convertible note had been converted on February 6, 2002. Assuming the selling shareholders sell all of the common shares that they may acquire under the investment agreement and do not otherwise acquire our common shares, they will not own any of our common shares after this offering.

                          DESCRIPTION OF SHARE CAPITAL

     The following statements with respect to our share capital are subject to the detailed provisions of our memorandum of continuance and bye-laws. These statements do not purport to be complete and, while we believe the descriptions of the material provisions of the memorandum of continuance and bye-laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the memorandum of continuance and bye-laws, to which reference is hereby made for a full description of such provisions.

COMMON SHARES

General

     The memorandum of continuance and the bye-laws provide that our authorized common share capital is limited to 135,000,000 common shares, par value U.S.$.0005 per share. As of February 5, 2002, there were 70,246,609 common shares outstanding.

Voting

     The holders of common shares are entitled to one vote per share. All actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class (together with the Series A preference shares (as described below), if any), except as provided by law.

Dividends

     Holders of common shares are entitled to participate, on a share for share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by our board of directors, subject to the rights of holders of preference shares. Dividends will generally be payable in U.S. dollars. We have not paid cash dividends on the common shares. We currently do not intend to pay dividends and intend to retain any of our earnings for use in our business and the financing of our capital requirements for the foreseeable future. The payment of any future cash dividends on the common shares is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

Liquidation

     On a liquidation of XOMA, holders of common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

     The common shares are not subject to redemption either by us or the holders thereof.

Variation of Rights

     Under our bye-laws, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class either in writing or with the sanction of a resolution passed at a separate general meeting.

PREFERENCE SHARES

General

     Under our memorandum of continuance and bye-laws, we have the authority to issue 1,000,000 preference shares, par value U.S.$.05 per share. Of these, 135,000 preference shares have been designated Series A Cumulative Preference Shares and 7,500 preference shares have been designated Convertible Preference Shares, Series B. Under our bye-laws, subject to the special rights attaching to any class of our shares not being varied and to any resolution approved by the holders of 75% of the issued shares entitled to vote in respect thereof, our board of directors may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors fixes without any shareholder approval.

The Series A Preference Shares

     There are no Series A preference shares outstanding. Pursuant to the rights of the Series A preference shares, subject to the rights of holders of any shares of any series of preference shares ranking prior and superior, the holders of Series A preference shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A preference shares, in an amount per share equal to the greater of (a) U.S.$1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in common shares, declared on the common shares since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A preference shares.

     In addition to any other voting rights required by law, holders of Series A preference shares shall have the right to vote on all matters submitted to a vote of our shareholders with each share of Series A preference shares entitled to 1,000 votes. Except as otherwise provided by law, holders of Series A preference shares and holders of common shares shall vote together as one class on all matters submitted to a vote of our shareholders.

     Unless otherwise provided in the rights attaching to a subsequently designated series of our preference shares, the Series A preference shares shall rank junior to any other series of preference shares as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and shall rank senior to the common shares. Upon any liquidation, dissolution or winding-up of XOMA, no distributions shall be made to holders of shares ranking junior to the Series A preference shares unless, prior thereto, the holders of Series A preference shares shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) U.S.$100.00 per share or (2) an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common shares or to the holders of shares ranking on parity with the Series A preference shares, except distributions made ratably on the Series A preference shares and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

     If we shall enter into any consolidation, amalgamation, merger, combination or other transaction in which common shares are exchanged for or changed into cash, other securities and/or any other property, then any Series A preference shares outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each common share is changed or exchanged.

     The Series A preference shares shall not be redeemable.

The Series B Preference Shares

     There are no Series B preference shares outstanding. The 7,500 Series B preference shares have been designated for issuance upon conversion of the convertible subordinated loans to us made and to be made by Genentech in connection with the funding of the our development costs for hull24. Such loans are and will be convertible into Series B preference shares upon the occurrence of certain events relating to certain regulatory approvals, payment defaults, prepayments and other circumstances. Pursuant to the rights of the Series B preference shares, the holders of Series B preference shares will not be entitled to receive any dividends on the Series B preference shares.

     The Series B preference shares will rank senior with respect to rights on liquidation, winding-up and dissolution of XOMA to all classes of common shares. Upon any voluntary or involuntary liquidation, dissolution or winding-up of XOMA, holders of Series B preference shares will be entitled to receive $10,000 per share of Series B preference shares before any distribution is made on the common shares. The holders of Series B preference shares will have no voting rights, except as required under Bermuda law.

     The holders of Series B preference shares will have the right to convert Series B preference shares into common shares at a conversion price equal to the current market price of the common shares (determined as provided below). The current market price will be determined (a) for Series B preference shares issued in connection with a conversion of one or more of the convertible subordinated loans upon certain regulatory approvals, payment defaults or in certain other circumstances, as of the first date on which such a conversion occurs, and (b) for Series B preference shares issued in connection with certain prepayments of one or more of the convertible subordinated loans or a conversion thereof in certain other circumstances, as of the date of the issuance of such Series B preference shares.

     The Series B preference shares will be automatically converted into common shares at its then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

     We will have the right, at any time and from time to time, to redeem any or all Series B preference shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B preference shares would then be convertible.

OUTSTANDING WARRANTS

     XOMA issued 250,000 common stock purchase warrants to Incyte in July 1998, of which 125,000 remain outstanding. Each Incyte warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the Incyte warrants at an exercise price of U.S.$6.00 per share on or before July 9, 2008 or earlier upon the related license becoming fully paid up.

     XOMA issued 379,000 warrants to purchase common shares in January 1999 and March 1999, of which 175,000 remain outstanding. Each January and March 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the January and March 1999 warrants at an exercise price of U.S.$5.85008 per share on or before January 29, 2004.

     XOMA issued 150,000 warrants to purchase common shares in July 1999. Each July 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the July 1999 warrants at an exercise price of U.S.$5.75 per share on or before July 21, 2004.

     XOMA issued 250,000 warrants to purchase common shares in February 2000. Each February 2000 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the February 2000 warrants at an exercise price of U.S.$5.00 per share on or before February 11, 2005.

     None of the warrants described above have been registered under the Securities Act and none may be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, all of the warrants contain certain restrictions on their transfer. XOMA is not obligated and does not intend to register the warrants under the Securities Act.

                              PLAN OF DISTRIBUTION

     Any or all of the common shares being offered by this prospectus may be sold from time to time to purchasers directly by the selling shareholders or by pledgees, donees, transferees or other successors in interest. Alternatively, the selling shareholders may from time to time offer any or all of the common shares through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such selling shareholder and/or the purchasers of common shares for whom they may act. The selling shareholders, and any such underwriters, brokers, dealers or agents that participate in the distribution of common shares, may be deemed to be underwriters, and any profit on the sale of the common shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such common shares may be so offered or sold in the open market, on the Nasdaq National Market or such other exchange or market where our common shares are then traded, in privately negotiated transactions (subject to limitations imposed by the investment agreement), in an underwritten offering, in block trades, to a broker or dealer for its account in ordinary brokerage transactions, or a combination of such methods. The selling shareholders will make such sales at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the name of the selling shareholder, the number of common shares to be sold, the purchase price, the public offering price, the name of any agent, dealer, broker or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying prospectus supplement. These and other matters may also be addressed in one or more post-effective amendments to the registration statement of which this prospectus is a part. XOMA will receive no proceeds from the sale by the selling shareholder of the common shares offered by this prospectus, except that Millennium may sell shares to third parties at prevailing market prices and apply such proceeds to satisfy, in whole or in part, a $5.0 million convertible subordinated note from XOMA to Millennium, in which case XOMA would receive the benefit of the sale of such shares through the cancellation of indebtedness.

     In connection with distributions of the common shares, and subject to limitations imposed by the investment agreement, the selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of the common shares to the broker-dealers, which may then resell or otherwise transfer such common shares. The selling shareholder also may loan or pledge the common shares to a broker-dealer and the broker-dealer may sell the common shares so loaned or upon a default may sell or otherwise transfer the pledged common shares.

     In addition, the selling shareholders and any other persons participating in the sale or distribution of the shares offered by this prospectus will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act, including Rule 10b-5 and Regulation M under the Securities Exchange Act. These rules and regulations may limit the timing of purchases and sales of our common shares by the selling shareholders or such other persons. Under these rules and regulations, the selling shareholders and such other persons:

     o may not engage in any stabilization activity in connection with our common shares;

     o must furnish each broker which offers our common shares covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by such broker; and

     o may not bid for or purchase any of our common shares or attempt to induce any person to purchase any of our common shares other than as permitted under the Securities Exchange Act.

     These restrictions may affect the marketability of our common shares by the selling shareholders.

     The selling shareholders have agreed, subject to certain conditions, to a restriction on their sales in the public market based on the trading volume of our common shares and that they will not sell shares other than in the public market without our prior written consent.

     To permit the selling shareholders to resell our common shares purchased by it under the investment agreement, we agreed to register those shares and to maintain that registration. We have also agreed with the selling shareholders that, subject to limited exceptions for specified time periods, we will prepare and file any amendments and supplements to this prospectus and the registration statement of which it is a part as may be necessary to keep the registration statement current and effective until:

     o the date on which the selling shareholders may sell all of the common shares then held by the selling shareholders that they purchased from us under the investment agreement without restriction by the volume limitations of Rule 144(e) of the Securities Act; or

     o the date after which all of our common shares held by the selling shareholders that are covered by the registration statement have been sold by the selling shareholders under a registration statement or pursuant to Rule 144.

     We have agree to indemnify and hold harmless the selling shareholders, any broker-dealer named in the registration statement of which this prospectus is a part and their respective controlling persons against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the registration statement or any omission or alleged omission to state in the registration statement or any document incorporated by reference into the registration statement a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon and in conformity with written information provided to us by the selling shareholders or such broker-dealer.

     All expenses incurred by XOMA in complying with the registration rights granted to the selling shareholder pursuant to which the registration statement to which this prospectus relates has been filed, estimated to be approximately $105,000, will be borne by XOMA. As and when XOMA is required to update this prospectus, it may incur additional expenses in excess of this estimated amount.

     Any common shares offered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this prospectus.

                                  LEGAL OPINION

     The validity of the common shares to which this prospectus relates has been passed upon for XOMA by Conyers Dill & Pearman, located in Hamilton, Bermuda.

                                     EXPERTS

     The consolidated financial statements of XOMA Ltd. appearing in XOMA Ltd.'s annual report (Form 10-K) for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     This prospectus is part of a registration statement that we have filed with the SEC. The registration statement contains exhibits and other information not included in this prospectus. At your request, we will provide you, without charge, a copy of any documents incorporated by reference in, or included as exhibits to, our registration statement. If you would like more information, write or call us at:

                                    XOMA Ltd.
                               2910 Seventh Street
                               Berkeley, CA 94710
                            Telephone: (510) 644-1170

     XOMA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. XOMA's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:

                                                                    Amount
                                                                  to be Paid
                                                                  ----------

SEC registration fee ..........................................    $  2,877
Nasdaq fee ....................................................      22,500
Legal fees and expenses (including Blue Sky fees
  and expenses)................................................      75,000
Accounting fees and expenses ..................................       3,000
Miscellaneous .................................................       1,623
                                                                   --------
         Total ................................................    $105,000

Item 15.  Indemnification of Directors and Officers

     Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.

     The bye-laws of XOMA provide for the indemnity by XOMA of the officers, directors and employees of XOMA to the fullest extent permitted by law.

     Expenses (including attorneys' fees) incurred by an officer or director of XOMA in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by XOMA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by XOMA pursuant to the Companies Act 1981 of Bermuda.

     An officer or director of XOMA shall not be personally liable to XOMA or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Companies Act 1981 of Bermuda.

     The indemnification and advancement of expenses and the limitation of liability provided by the bye-laws shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the Companies Act 1981 of Bermuda, any other provision of the bye-laws, or any agreement or otherwise. Any repeal or modification of the aforementioned provisions of the bye-laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits

     Exhibit
     Number                                                               Page
     ------                                                               ----

     3.1  Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4) (1)

     3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (1)

     4.1 Amended and Restated Shareholder Rights Agreement dated as of October 27, 1993 and amended and restated as of December 31, 1998 by and among XOMA and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (Exhibit 4.1) (2)

     4.2 Form of Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2) (1)

     4.3 Form of Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 4.3) (1)

     4.4  Form of Common Stock Purchase Warrant (Incyte Warrants) (Exhibit 2)
          (3)

     4.5 Form of Common Share Purchase Warrant (January and March 1999 Warrants) (Exhibit 5) (4)

     4.6  Form of Common Share Purchase Warrant (July 1999 Warrants) (Exhibit 4)
          (5)

     4.7  Form of Common Share Purchase Warrant (2000 Warrants) (Exhibit 4) (6)

     5.1  Opinion of Conyers Dill & Pearman

     10.1 Investment Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (7)

     10.2 Registration Rights Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (7)

     10.3 Convertible Subordinated Promissory Note dated November 26, 2001 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (7)

     23.1 Consent of Ernst & Young LLP, Independent Auditors

     23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

     24.1 Power of Attorney (included on the signature pages hereto)


--------------------

(1) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(2) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form 8-A filed May 21, 1999 (File No. 0-14710).

(3) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 (File No. 0-14710).

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on February 7, 2002.

                                    XOMA LTD.


                                    By:        /s/ John L. Castello
                                         ---------------------------------------
                                         Name:   John L. Castello
                                         Title:  Chairman of the Board,
                                                 President and Chief
                                                 Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Castello and Christopher J. Margolin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with the SEC and the Bermuda Registrar or Companies, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                     Title                                 Date

                                         Chairman of the Board, President and Chief          February 7, 2002
                                         Executive Officer (Principal Executive
/s/ John L. Castello                     Officer)
----------------------------
John L. Castello
                                         Chief Scientific and Medical Officer and            February 7, 2002
/s/ Patrick J. Scannon                   Director
----------------------------
Patrick J. Scannon
                                         Vice President, Finance and Chief Financial         February 7, 2002
                                         Officer (Principal Financial and Accounting
/s/ Peter B. Davis                       Officer)
----------------------------
Peter B. Davis

/s/ James G. Andress                     Director                                            February 7, 2002
----------------------------
James G. Andress

/s/ William K. Bowes, Jr.                Director                                            February 7, 2002
----------------------------
William K. Bowes, Jr.

/s/ Arthur Kornberg                      Director                                            February 7, 2002
----------------------------
Arthur Kornberg

/s/ Steven C. Mendell                    Director                                            February 7, 2002
----------------------------
Steven C. Mendell

/s/ W. Denman Van Ness                   Director                                            February 7, 2002
----------------------------
W. Denman Van Ness


                                  EXHIBIT INDEX

     Exhibit
     Number                                                              Page
     ------                                                              ----

     3.1  Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4) (1)

     3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (1)

     4.1 Amended and Restated Shareholder Rights Agreement dated as of October 27, 1993 and amended and restated as of December 31, 1998 by and among XOMA and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (Exhibit 4.1) (2)

     4.2 Form of Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2) (1)

     4.3 Form of Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 4.3) (1)

     4.4  Form of Common Stock Purchase Warrant (Incyte Warrants) (Exhibit 2)
          (3)

     4.5 Form of Common Share Purchase Warrant (January and March 1999 Warrants) (Exhibit 5) (4)

     4.6  Form of Common Share Purchase Warrant (July 1999 Warrants) (Exhibit 4)
          (5)

     4.7  Form of Common Share Purchase Warrant (2000 Warrants) (Exhibit 4) (6)

     5.1  Opinion of Conyers Dill & Pearman

     10.1 Investment Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (7)

     10.2 Registration Rights Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (7)

     Exhibit
     Number                                                              Page
     ------                                                              ----

     10.3 Convertible Subordinated Promissory Note dated November 26, 2001 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (7)

     23.1 Consent of Ernst & Young LLP, Independent Auditors

     23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

     24.1 Power of Attorney (included on the signature pages hereto)

--------------------

(1) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(2) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form 8-A filed May 21, 1999 (File No. 0-14710).

(3) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 (File No. 0-14710).

                                                                     EXHIBIT 5.1




                     [Letterhead of Conyers Dill & Pearman]


                                                                 7 February 2002


XOMA Ltd.
2910 Seventh Street
Berkeley, California  94710
USA



Dear Sirs

XOMA Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the "Commission") relating to the registration under the U.S. Securities Act of 1933, as amended, of an aggregate of 3,000,000 common shares par value US$.0005 per share (the "Common Shares"), including 5.0 million worth of common shares issuable upon the conversion of the convertible subordinated promissory note issued by the Company pursuant to the Investment Agreement (as defined below).

For the purposes of giving this opinion, we have examined the following documents:

(i) a facsimile copy of an Investment Agreement (the "Investment Agreement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) dated as of 26 November 2001 between the Company and Millennium Pharmaceuticals, Inc.;

(ii) a facsimile copy of a Convertible Subordinated Promissory Note (the "Note", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) dated as of 26 November 2001;

The documents listed in items (i) and (ii) above are herein sometimes collectively referred to as the "Documents," (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 7 February 2002, minutes of a meeting of its directors held on 1 November 2001 (the "Minutes") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Documents by each of the parties thereto, except the Company; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (g) that the Company is entering into the Documents pursuant to its business of medical research, (h) that there are reasonable grounds for believing that prior to and immediately following the Company's entering into each of the Documents, the Company is and will be able to pay its liabilities as they fall due, (i) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (j) the validity and binding effect under the laws of the State of New York of the Documents in accordance with their respective terms, (k) that none of the parties to the Documents has carried on or will carry on activities, other than the performance of its obligations under the Documents, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to the Documents, other than the Company, will perform its obligations under the Documents in or from within Bermuda, (l) that the Note will be issued and paid for in accordance with the Documents, and (m) that the Company is at all materials times listed on National Association of Securities Dealers Automatic Quotation System (NASDAQ).

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Common Shares have been duly authorised in accordance with the Company's memorandum of continuance and bye-laws.

2. When issued and paid for in accordance with the terms of the Investment Agreement and the Note, as applicable, the Common Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Risk Factors" and "Legal Opinion" in the Registration Statement.


Yours faithfully

CONYERS DILL & PEARMAN

/s/ CONYERS DILL & PEARMAN

                                                                    EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of XOMA Ltd. for the registration of 3,000,000 common shares and to the incorporation by reference therein of our report dated February 9, 2001 with respect to the consolidated financial statements of XOMA Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                              /S/ ERNST & YOUNG LLP


Palo Alto, California
February 5, 2002